Exhibit 99.1

PULASKI FINANCIAL REPORTS SECOND FISCAL QUARTER EARNINGS

•                  Diluted EPS was $0.05 for the second fiscal quarter of 2011 compared with a net loss of $0.47 for the prior year quarter and earnings of $0.24 for the linked quarter

•                  Net income up from prior year quarter on lower credit costs but down from linked quarter on declines in net interest income and mortgage banking revenues resulting from decreased loan origination and sales activity and lower realized profit margins

•                  Bank’s regulatory capital position continued to strengthen, with estimated Tier 1 leverage and total risk-based capital ratios of 10.01% and 13.52%, respectively, at March 31, 2011

•                  Non-performing assets remained flat, totaling $77.8 million at March 31, 2011 compared with $78.0 million at December 31, 2010

•                  Net interest income increased 4% over the prior year quarter on an improvement in the net interest margin but decreased 14% from the record levels experienced in the linked quarter on a decrease in average mortgage loans held for sale

•                  Net interest margin increased 28 basis points over the prior year quarter on lower funding costs but decreased 12 basis points from the record high in the linked quarter on a decrease in average mortgage loans held for sale

•                  Mortgage revenues decreased 49% from the prior year quarter and 54% over the linked quarter on decreased loan origination and sales activity and lower realized profit margins

•                  Provision for loan losses of $3.5 million for the quarter versus net charge-offs of $4.1 million compared favorably with $4.3 million and $4.0 million, respectively, for the linked quarter and showed significant improvement from $11.2 million and $7.7 million, respectively, for the prior year quarter

ST. LOUIS, April 19, 2011 — Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income for the quarter ended March 31, 2011 of $1.1 million, or $0.05 per diluted common share, compared with a net loss of $4.3 million, or $0.47 per diluted common share, for the March 2010 quarter and net income of $3.1 million, or $0.24 per diluted common share, for the quarter ended December 31, 2010.  Reducing income available to common shares were dividends and the related discount accretion on the Company’s preferred stock, issued in January 2009 as part of the U.S. Treasury’s TARP Capital Purchase Program, totaling $0.05 per diluted common share in each of the quarters ended March 31, 2011, March 31, 2010, and December 31, 2010.  For the six-month periods, the Company reported net income of $4.2 million, or $0.29 per diluted common share, in 2011 compared with a net loss of $3.1 million, or $0.40 per diluted common share, in 2010.  Earnings for the three- and six-month periods ended March 31, 2010 were negatively impacted by significantly higher credit costs.

Gary Douglass, President and Chief Executive Officer commented, “We saw a decrease in earnings from the linked quarter due primarily to an anticipated market-driven slowdown in our mortgage-banking operations and lower realized net profit margins on loans sold.  We had previously indicated that we expected to see noticeable declines in mortgage revenues and net interest income related to our mortgage banking operation based on an expectation of seasonally lower loan origination volumes, lower refinancing activity and a shrinking warehouse of loans held for sale.  However, the increase in market interest rates during the quarter further dampened loan demand.  Loan origination activity was down significantly for the quarter resulting in decreased mortgage revenues and a significant decline in net interest income derived from the warehouse of mortgage loans held for sale.  During this same period of time that mortgage interest rates were rising, we were experiencing operational processing challenges, principally due to the high mortgage loan refinancing volumes experienced in the prior quarter and ever-changing and tightening investor requirements, that resulted in our inability to deliver a number of loans to investors within the original interest rate lock commitment periods.  As a result, we ultimately delivered these loans at significantly reduced profit margins as such loans were repriced at reduced market values.  We also anticipated growth in interest income from selective commercial loan growth, but the supply of quality commercial loans remained soft.  As expected, the impact of mortgage-related declines was partially offset by modestly lower credit-related costs during the quarter.”

Net Interest Income Down from the Linked Quarter but Up from the Prior Year Quarter

Net interest income decreased $1.9 million, or 14%, to $11.5 million for the second quarter of fiscal 2011 compared with the historical high of $13.4 million for the quarter ended December 31, 2010, but rose $404,000, or 4%, compared with $11.1 million for the same period a year ago.  For the six-month period, net interest income increased $2.3 million, or 10%, to $24.9 million.

The linked-quarter decrease was primarily the result of a decline in the average balance of mortgage loans held for sale to $108.6 million for the quarter ended March 31, 2011 compared with $305.9 million for the quarter ended December 31, 2010.  The Company earns interest income on such loans during the short time they are held pending delivery to investors at interest rate spreads that are typically higher than other interest-earning assets held by the Company.  The decline in the average balance of these loans also negatively impacted the net interest margin, which decreased to 3.66% for the three months ended March 31, 2011 compared with the historical high of 3.78% for the quarter ended December 31, 2010.

The increase in net interest income from last year’s quarter was largely due to an increase in the net interest margin between the two periods.  The net interest margin increased 28 basis points from 3.38% for the March 2010 quarter primarily as the result of decreased funding costs.

Mortgage Revenues Decline on Softened Market Demand and Lower Realized Profit Margins

Non-interest income was $2.7 million for the quarter ended March 31, 2011 compared with $3.6 million for the quarter ended December 31, 2010 and $3.4 million for the March 2010 quarter.  The decrease in non-interest income was primarily the result of lower mortgage

2

revenues, which decreased to $848,000 on loan sales of $432 million for the quarter ended March 31, 2011 compared with $1.8 million on loan sales of $612 million for the quarter ended December 31, 2010, and $1.7 million on loan sales of $381 million for the March 2010 quarter.  For the six-month period, non-interest income totaled $6.3 million in 2011 compared with $7.8 million in 2010.

Mortgage loans originated for sale totaled $239 million for the quarter ended March 31, 2011 compared with the near record volume of $598 million for the quarter ended December 31, 2010, and $321 million for the March 2010 quarter.  The Company saw a significant decrease in demand for mortgage refinancings during the March 2011 quarter as the result of an increase in market interest rates.  Mortgage refinancings accounted for $121 million, or 50%, of total loan originations for the quarter ended March 31, 2011 compared with $434 million, or 72%, for the quarter ended December 31, 2010, and $151 million, or 46%, for the March 2010 quarter.  In addition, loan demand related to home sales remained soft.  Mortgage loans held for sale decreased $223.2 million, or 82%, to $48.0 million at March 31, 2011 compared with $271.2 million at December 31, 2010.

The net profit margin on loans sold decreased to 0.20% for the quarter ended March 31, 2011 compared with 0.30% for the quarter ended December 31, 2010 and 0.44% for the March 2010 quarter.  In addition, the Company’s direct costs to originate loans did not decrease in proportion to the decreased activity in the March 2011 quarter, resulting in higher costs per loan processed and lower net profit margins.

Douglass noted, “The near record loan origination volumes that we experienced in the December 2010 quarter created a backlog in our mortgage warehouse at December 31, 2010 that we worked to deliver to our investors during the following quarter.  While our net interest income benefitted greatly from this elevated warehouse balance, the backlog of activity created extended processing times that resulted in lower profit margins.  We succeeded in clearing the backlog by the end of the March 2011 quarter and, going forward, feel we are on track to realize profit margins that are more reflective of historical levels.  In addition, we have reduced our processing costs to levels that are more in line with the volumes we anticipate going forward.”

Non-interest Expense

Total non-interest expense increased to $9.2 million for the quarter ended March 31, 2011 compared with $8.3 million for the linked quarter and $8.4 million for the prior year quarter.  For the six-month period, non-interest expense increased to $17.5 million in 2011 compared with $16.6 million in 2010.

The primary driver of the increase in total non-interest expense during the March 2011 quarter was an increase in compensation expense to $4.1 million compared with $3.4 million for the linked quarter and $3.7 million for the prior year quarter.  The increased compensation expense was due mostly to a lower level of absorption, resulting primarily from the decreased mortgage loan origination activity, of direct, fixed compensation costs that were deferred against loans originated.  Also contributing to the increase in non-interest expense during the March 2011 quarter was an increase in FDIC deposit insurance premiums to $854,000 compared with $623,000 for the linked quarter and $494,000 for the prior year quarter as the result of deposit

3

growth and an increase in the assessment rate.  Partially offsetting these increases was a decrease in real estate foreclosure expense and losses to $727,000 for the quarter ended March 31, 2011 compared with $1.1 million for the linked quarter and $905,000 for the prior year quarter primarily due to lower write-downs of properties or losses on sales that result from declines in their fair values subsequent to foreclosure.

Asset Quality

The provision for loan losses for the three months ended March 31, 2011 was $3.5 million compared with $4.3 million for the quarter ended December 31, 2010 and $11.2 million for the March 2010 quarter.  For the six-month periods, the provision for loan losses totaled $7.8 million in 2011 compared with $17.1 million in 2010.  The lower provision for the March 2011 quarter reflected a slight decrease in non-performing assets during the period and improvement in certain other asset quality indicators such as delinquencies and internal adversely classified assets.  Net charge offs for the quarter ended March 31, 2011 totaled $4.1 million, or 1.54% of average loans on an annualized basis, compared with $4.0 million, or 1.51% of average loans on an annualized basis, for the quarter ended December 31, 2010 and $7.7 million, or 2.71% of average loans on an annualized basis, for the March 2010 quarter.  Net charge offs for the March 2011 quarter exceeded the provision as troubled loans that had specific allowances established in prior periods were charged off.

Non-performing assets decreased to $77.8 million at March 31, 2011 from $78.0 million at December 31, 2010.  The decrease was primarily attributable to a $3.7 million decrease in non-accruing loans and a $636,000 decrease in real estate acquired in settlement of loans partially offset by a $4.1 million increase in troubled debt restructurings.

Douglass commented, “As we expected, we saw a moderate decrease in credit costs during the quarter.  We were encouraged by decreases in delinquencies in our residential and commercial portfolios and in the total level of our internal adversely-classified assets.  While it is possible that we could experience a temporary uptick in non-performing asset levels in future quarters as we continue to work through economic and portfolio issues with our borrowers, we are hopeful that the trends we saw in the current quarter will continue to result in a moderation of credit costs in future periods.”

Conclusion / Outlook

Douglass commented, “While the increase in market interest rates had a significant negative impact on our second fiscal quarter, we expect improved earnings for the last half of our fiscal year.  We anticipate improvement in mortgage revenues and net interest income related to our mortgage banking operation based on an expectation of seasonally higher loan origination volumes related to home sales and a return of our net profit margin on loans sold closer to historical levels.  We also expect growth in interest income from selective commercial loan growth and modestly lower credit-related costs.  With moderate improvement in overall economic conditions, including unemployment rates, we believe asset quality will slowly but steadily improve, resulting in a continuation of credit provision normalization, which in turn, will be a primary driver of meaningful earnings growth for the year.”

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Conference Call Tomorrow

Pulaski Financial’s management will discuss second quarter results and other developments tomorrow, April 20, 2011, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at: http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=4044240.  Participants in the conference call may dial 877-473-3757 a few minutes before start time. The call also will be available for replay through May 4, 2011 at 800-642-1687 or 706-645-9291, conference ID 35506263.

About Pulaski Financial

Pulaski Financial Corp., operating in its 89th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis and Kansas City metropolitan areas. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in the St. Louis metropolitan area and offers mortgage loan products through six loan production offices in the St. Louis and Kansas City metropolitan areas and Wichita, Kansas.  The Company’s website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2010 on file with the SEC, including the sections entitled “Risk Factors.”  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:

Paul Milano

Chief Financial Officer

Pulaski Financial Corp.

(314) 317-5046

Tables follow...

5

PULASKI FINANCIAL CORP.

CONDENSED STATEMENTS OF INCOME

(Unaudited)

	(Dollars in thousands except per share data)
	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Interest income	$14,818	$17,124	$16,051
Interest expense	3,332	3,708	4,969

Net interest income	11,486	13,416	11,082
Provision for loan losses	3,500	4,300	11,240

Net interest income (loss) after provision for loan losses	7,986	9,116	(158)

Retail banking fees	944	1,026	870
Mortgage revenues	848	1,847	1,677
Investment brokerage revenues	602	446	348
Other	297	329	492
Total non-interest income	2,691	3,648	3,387

Compensation expense	4,080	3,402	3,657
Occupancy, equipment and data processing expense	2,234	2,072	2,015
Advertising	137	100	95
Professional services	446	445	548
Real estate foreclosure losses and expenses, net	727	1,085	905
FDIC deposit insurance premiums	854	623	494
Other	730	574	707
Total non-interest expense	9,208	8,301	8,421

Income (loss) before income taxes	1,469	4,463	(5,192)
Income tax (benefit) expense	402	1,346	(870)
Net income (loss) after tax	1,067	3,117	(4,322)
Preferred stock dividends	517	516	515
Earnings (loss) available for common shares	$550	$2,601	$(4,837)

Annualized Performance Ratios
Return on average assets	0.32%	0.83%	(1.24)%
Return on average common equity	2.50%	11.71%	(21.90)%
Interest rate spread	3.51%	3.61%	3.17%
Net interest margin	3.66%	3.78%	3.38%

SHARE DATA
Weighted average shares outstanding - basic	10,532,730	10,507,158	10,364,565
Weighted average shares outstanding - diluted	10,986,206	10,925,023	10,364,565
Basic earnings (loss) per common share	$0.05	$0.25	$(0.47)
Diluted earnings (loss) per common share	$0.05	$0.24	$(0.47)
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.

CONDENSED STATEMENTS OF INCOME, Continued

(Unaudited)

	(Dollars in thousands except per share data)
	Six Months Ended March 31,
	2011	2010
Interest income	$31,942	$32,887
Interest expense	7,040	10,280

Net interest income	24,902	22,607
Provision for loan losses	7,800	17,314

Net interest income after provision for loan losses	17,102	5,293

Retail banking fees	1,970	1,802
Mortgage revenues	2,695	4,378
Investment brokerage revenues	1,048	772
Other	626	883
Total non-interest income	6,339	7,835

Compensation expense	7,482	7,557
Occupancy, equipment and data processing expense	4,307	4,020
Advertising	237	242
Professional services	891	1,066
Real estate foreclosure losses and expenses, net	1,812	1,342
FDIC deposit insurance premiums	1,477	986
Other	1,303	1,390
Total non-interest expense	17,509	16,603

Income (loss) income before income taxes	5,932	(3,475)
Income tax (benefit) expense	1,748	(403)
Net income (loss) after tax	4,184	(3,072)
Preferred stock dividends	1,032	1,029
Earning (loss) earnings available for common shares	$3,152	$(4,101)

Annualized Performance Ratios
Return on average assets	0.59%	(0.44)%
Return on average common equity	7.12%	(9.26)%
Interest rate spread	3.56%	3.18%
Net interest margin	3.72%	3.40%

SHARE DATA
Weighted average shares outstanding - basic	10,519,803	10,318,818
Weighted average shares outstanding - diluted	10,967,170	10,318,818
Basic earnings (loss) per common share	$0.30	$(0.40)
Diluted earnings (loss) per common share	$0.29	$(0.40)
Dividends per common share	$0.190	$0.190

PULASKI FINANCIAL CORP.

BALANCE SHEET DATA

(Unaudited)

	(Dollars in thousands)
	March 31,	December 31,	September 30,
	2011	2010	2010
Total assets	$1,338,131	$1,466,924	$1,452,817
Loans receivable, net	1,052,398	1,041,169	1,046,273
Allowance for loan losses	26,663	27,275	26,976
Mortgage loans held for sale, net	47,978	271,152	253,578
Investment securities	9,643	13,594	8,001
FHLB stock	3,060	10,184	9,774
Mortgage-backed & related securities	14,083	16,159	19,142
Cash and cash equivalents	111,149	16,001	15,603
Deposits	1,157,899	1,151,152	1,115,203
FHLB advances	29,000	161,800	181,000
Subordinated debentures	19,589	19,589	19,589
Stockholders’ equity - preferred	31,307	31,197	31,088
Stockholders’ equity - common	87,363	87,473	85,265
Book value per common share	$7.95	$7.99	$7.87

	March 31,	December 31,	September 30,
	2011	2010	2010
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$255,009	$237,930	$243,650
Residential second mortgage	56,505	57,765	60,281
Home equity lines of credit	188,110	193,016	201,922
Commercial:
Commercial and multi-family real estate	330,297	324,788	299,960
Land acquisition and development	60,615	68,511	74,462
Real estate construction and development	17,390	17,288	31,071
Commercial and industrial	163,147	162,141	155,622
Consumer and installment	3,257	3,699	3,512
	1,074,330	1,065,138	1,070,480
Add (less):
Deferred loan costs	3,845	3,803	3,884
Loans in process	886	(497)	(1,115)
Allowance for loan losses	(26,663)	(27,275)	(26,976)
	(21,932)	(23,969)	(24,207)
Total	$1,052,398	$1,041,169	$1,046,273

Weighted average rate at end of period	5.30%	5.37%	5.34%

	March 31, 2011		December 31, 2010		September 30, 2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
	Balance	Rate	Balance	Rate	Balance	Rate
DEPOSITS
Demand Deposit Accounts:
Non-interest-bearing checking	$124,689	0.00%	$121,101	0.00%	$149,186	0.00%
Interest-bearing checking	354,550	0.60%	376,232	0.71%	345,013	0.90%
Passbook savings accounts	32,652	0.14%	29,009	0.14%	30,296	0.18%
Money market	194,194	0.49%	205,069	0.48%	189,851	0.52%
Total demand deposit accounts	706,085	0.44%	731,411	0.51%	714,346	0.58%

Certificates of Deposit:
Retail	348,477	1.81%	332,846	2.01%	328,394	2.20%
CDARS	94,913	0.52%	78,477	0.57%	64,051	0.65%
Brokered	8,424	5.23%	8,418	5.23%	8,412	5.23%
Total certificates of deposit	451,814	1.61%	419,741	1.81%	400,857	2.02%
Total deposits	$1,157,899	0.90%	$1,151,152	0.98%	$1,115,203	1.09%

PULASKI FINANCIAL CORP.

NONPERFORMING ASSETS

(Unaudited)

	(In thousands)
	March 31,	December 31,	September 30,
	2011	2010	2010
NONPERFORMING ASSETS
Non-accrual loans:
Residential real estate first mortgages	$5,655	$8,858	$6,727
Residential real estate second mortgages	1,330	1,492	1,522
Home equity	3,439	3,266	2,206
Commercial and multi-family	8,895	9,513	5,539
Land acquisition and development	6,701	6,739	8,796
Real estate-construction and development	799	1,136	1,189
Commercial and industrial	522	414	417
Consumer and other	618	286	100
Total non-accrual loans	27,959	31,704	26,496

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	17,275	15,760	16,093
Residential real estate second mortgages	1,608	1,929	2,186
Home equity	736	1,039	1,050
Commercial and multi-family	1,798	162	184
Land acquisition and development	—	121	97
Real estate-construction and development	2,935	2,934	3,306
Commercial and industrial	999	618	1,684
Consumer and other	—	59	83
Total current restructured loans	25,351	22,622	24,683
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	10,391	8,537	7,251
Residential real estate second mortgages	864	483	339
Home equity	651	674	728
Land acquisition and development	121	41	65
Real estate-construction and development	51	51	—
Commercial and industrial	—	882	—
Total past due restructured loans	12,078	10,668	8,383
Total restructured loans	37,429	33,290	33,066
Total non-performing loans	65,388	64,994	59,562
Real estate acquired in settlement of loans:
Residential real estate	3,103	2,615	3,632
Commercial real estate	9,271	10,395	11,268
Total real estate acquired in settlement of loans	12,374	13,010	14,900
Other nonperforming assets	9	12	—
Total non-performing assets	$77,771	$78,016	$74,462

(1) Troubled debt restructured includes non-accrual loans totaling $37.4 million, $33.3 million and $33.1 million at March 31, 2011, December 31, 2010 and September 30, 2010, respectively.  These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.

ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS

(Unaudited)

	(Dollars in thousands)
	Three Months		Six Months
	Ended March 31,		Ended March 31,
	2011	2010	2011	2010
ALLOWANCE FOR LOAN LOSSES
Allowance for loan losses, beginning of period	$27,275	$22,923	$26,976	$20,579
Provision charged to expense	3,500	11,240	7,800	17,314
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(1,492)	(276)	(1,658)	(1,206)
Residential real estate second mortgages	(362)	(276)	(665)	(461)
Home equity	(1,158)	(665)	(1,679)	(1,387)
Commercial and multi-family	(15)	(3,933)	(736)	(3,928)
Land acquisition & development	(796)	—	(2,913)	(327)
Real estate-construction and development	(50)	(440)	(50)	(1,876)
Commercial and industrial	(216)	(2,052)	(357)	(2,114)
Consumer and other	(23)	(27)	(55)	(100)
Total loans charged off, net	(4,112)	(7,669)	(8,113)	(11,399)
Allowance for loan losses, end of period	$26,663	$26,494	$26,663	$26,494

	March 31,	December 31,	September 30,
	2011	2010	2010
ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans	6.09%	6.10%	5.56%
Nonperforming loans excluding current troubled debt restructurings as a percent of total loans	3.73%	3.98%	3.26%
Nonperforming assets as a percent of total assets	5.81%	5.32%	5.13%
Nonperforming assets excluding current troubled debt restructurings as a percent of total assets	3.92%	3.78%	3.43%
Allowance for loan losses as a percent of total loans	2.48%	2.56%	2.52%
Allowance for loan losses as a percent of nonperforming loans	40.78%	41.97%	45.29%
Allowance for loan losses as a percent of nonperforming loans excluding current troubled debt restructurings and related allowance for loan losses	64.96%	63.80%	75.47%

PULASKI FINANCIAL CORP.

AVERAGE BALANCE SHEETS

(Unaudited)

	(Dollars in thousands)
	Three Months Ended
	March 31, 2011			March 31, 2010
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,066,195	$13,513	5.07%	$1,133,785	$14,654	5.17%
Mortgage loans held for sale	108,632	1,135	4.18%	94,844	1,094	4.61%
Other interest-earning assets	81,194	170	0.84%	84,207	303	1.44%
Total interest-earning assets	1,256,021	14,818	4.72%	1,312,836	16,051	4.89%
Noninterest-earning assets	91,847			77,036
Total assets	$1,347,868			$1,389,872

Interest-bearing liabilities:
Deposits	$1,034,768	$2,973	1.15%	$1,067,726	$4,339	1.63%
Borrowed money	63,187	359	2.27%	89,637	630	2.81%
Total interest-bearing liabilities	1,097,955	3,332	1.21%	1,157,363	4,969	1.72%
Noninterest-bearing deposits	118,412			102,367
Noninterest-bearing liabilities	12,099			10,967
Stockholders’ equity	119,402			119,175
Total liabilities and stockholders’ equity	$1,347,868			$1,389,872
Net interest income		$11,486			$11,082
Interest rate spread			3.51%			3.17%
Net interest margin			3.66%			3.38%

	(Dollars in thousands)
	Six Months Ended
	March 31, 2011			March 31, 2010
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost
Interest-earning assets:
Loans receivable	$1,065,161	$27,098	5.09%	$1,141,378	$29,512	5.17%
Mortgage loans held for sale	208,352	4,364	4.19%	115,014	2,714	4.72%
Other interest-earning assets	65,249	480	1.47%	73,792	661	1.79%
Total interest-earning assets	1,338,762	31,942	4.77%	1,330,184	32,887	4.94%
Noninterest-earning assets	88,418			71,727
Total assets	$1,427,180			$1,401,911

Interest-bearing liabilities:
Deposits	$1,008,418	$6,170	1.22%	$1,064,485	$8,966	1.68%
Borrowed money	153,721	870	1.13%	104,440	1,314	2.52%
Total interest-bearing liabilities	1,162,139	7,040	1.21%	1,168,925	10,280	1.76%
Noninterest-bearing deposits	129,998			99,926
Noninterest-bearing liabilities	15,351			13,739
Stockholders’ equity	119,692			119,321
Total liabilities and stockholders’ equity	$1,427,180			$1,401,911
Net interest income		$24,902			$22,607
Interest rate spread			3.56%			3.18%
Net interest margin			3.72%			3.40%

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